Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com	page 1

Zhongpin Inc. Announces Voting Results of its Annual General Meeting of Shareholders Held on June 15, 2011

CHANGGE and BEIJING, China, June 15, 2011 /PRNewswire-FirstCall/ -- Zhongpin Inc. (“Zhongpin”, Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today announced the results of its 2011 Annual General Meeting of Shareholders (“AGM”) held on June 15, 2011 in Beijing, China.

At the meeting, shareholders elected all five directors standing for office to serve until Zhongpin’s 2012 annual meeting of stockholders and until their successors are elected and qualified. The directors include Mr. Xianfu Zhu, Mr. Baoke Ben, Mr. Min Chen, Mr. Raymond Leal, and Mr. Yaoguo Pan (proxy item 1).

Shareholders ratified the appointment of BDO China Li Xin Hua CPA Co., Ltd. as Zhongpin’s independent registered public accounting firm for its financial year ending December 31, 2011 (proxy item 2).

Of the shareholders casting their nonbinding advisory vote on the compensation of named executive officers, the majority voting approved the resolution (proxy item 3).

Of the shareholders casting their advisory vote of the frequency of future advisory votes on executive compensation (proxy item 4), there was no majority on stockholders’ preference regarding the frequency of future advisory votes on executive compensation.

No other proposals were presented for a vote by shareholders, and no other business requiring the vote of shareholders was transacted at the AGM.

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,378 retail outlets. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com	page 2

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86 10 8286 1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8286 1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1 480 614 3036
kli@christensenir.com

Source: Zhongpin Inc.
www.zpfood.com

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